As filed with the Securities and Exchange Commission on November 12, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PALMSOURCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0586278
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1240 Crossman Avenue

Sunnyvale, California 94089-1116

(408) 400-3000

(Address, including zip code, of registrant’s principal executive offices)

PalmSource, Inc. 2001 Stock Plan

PalmSource, Inc. 2003 Equity Incentive Plan

PalmSource, Inc. Employee Stock Purchase Plan

(Full title of the Plan)

David C. Nagel

President, Chief Executive Officer and Director

PalmSource, Inc.

1240 Crossman Avenue

Sunnyvale, California 94089-1116

(408) 400-3000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Aaron J. Alter

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

PalmSource, Inc. 2001 Stock Plan	36,000 shares	$35.52	(2)	$1,278,720.00	(2)	$103.45

PalmSource, Inc. 2003 Equity Incentive Plan	3,626,294 shares	$35.52	(2)	$128,805,962.88	(2)	$10,420.40

PalmSource, Inc. Employee Stock Purchase Plan	400,000 shares	$35.52	(2)	$14,208,000.00	(2)	$1,149.43

Total	4,062,294 shares					$11,673.28

(1)	This registration statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.
(2)	The proposed maximum offering price per share was determined pursuant to Rule 457(h) under the Securities Act of 1933 to be equal to $35.52 per share, the average of the high and low price of the registrant’s common stock as reported on The Nasdaq Stock Market on November 10, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents and information have been filed by PalmSource, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference:

a.	The Registrant’s latest prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act on September 9, 2003;

b.	The Registrant’s Quarterly Report on Form 10-Q filed with the SEC on October 14, 2003;

c.	The Registrant’s Current Report on Form 8-K filed with the Commission on October 24, 2003; and

d.	The description of authorized capital stock contained in the Registrant’s registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Our certificate of incorporation, as amended, and bylaws, as amended, provide that, subject to certain limited exceptions, we may indemnify our directors and officers to the extent authorized or permitted by the Delaware General Corporation Law. Our directors and officers are insured under policies of insurance maintained by us, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, we have entered into contracts with certain of our directors and officers providing for indemnification of such persons by us to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Document
4.1	2001 Stock Plan. (1)
4.2	2003 Equity Incentive Plan. (1)
4.3	Employee Stock Purchase Plan. (1)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the legality of the securities being registered.
23.1	Consent of Independent Accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of this Form S-8).

(1)	Incorporated by reference to registration statement on Form S-4, declared effective by the SEC on September 26, 2003.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 6 of Part II of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, state of California, on November 12, 2003.

PalmSource, Inc.

/s/ David C. Nagel

David C. Nagel President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David C. Nagel and Albert J. Wood, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David C. Nagel David C. Nagel	President and Chief Executive Officer (principal executive officer)	November 12, 2003

/s/ Albert J. Wood Albert J. Wood	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	November 12, 2003

/s/ Eric A. Benhamou Eric A. Benhamou	Chairman of the Board of Directors	November 12, 2003

/s/ Satjiv S. Chahil Satjiv S. Chahil	Director	November 8, 2003

/s/ P. Howard Edelstein P. Howard Edelstein	Director	November 12, 2003

/s/ Robert J. Finocchio Robert J. Finocchio	Director	November 12, 2003

/s/ Jean-Louis F. Gassee Jean-Louis F. Gassee	Director	November 12, 2003

/s/ John B. Shoven, Ph.D. John B. Shoven, Ph.D.	Director	November 10, 2003

INDEX TO EXHIBITS

Exhibit Number	Document
4.1	2001 Stock Plan. (1)
4.2	2003 Equity Incentive Plan. (1)
4.3	Employee Stock Purchase Plan. (1)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the legality of the securities being registered.
23.1	Consent of Independent Accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of this Form S-8).

(1)	Incorporated by reference to registration statement on Form S-4, declared effective by the SEC on September 26, 2003.